JPMorgan Chase Bank, N.A.
277 Park Avenue, 11th Floor
New York, New York 10172-0003

                       January 28, 2011

Greenlight Reinsurance, Ltd.
65 Market Street, Suite 1207
Jasmine Court
Camana Bay
PO Box 31110
Grand Cayman KY1-1205
Cayman Islands

Attention:

Ladies and Gentlemen:

JPMorgan Chase Bank, N.A. ("Bank") is pleased to confirm that it shall issue standby letters of credit “LCs”) for the account of Greenlight Reinsurance, Ltd ("Applicant"), subject to the terms and conditions outlined below.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Annex I attached hereto and made a part hereof.

1. Commitment
For the period from the date hereof to but excluding the earlier of (a) January 27, 2012 (the “Maturity Date”) and (b) the date on which the Commitment is terminated pursuant to the terms of this Agreement (such earliest date, the “Termination Date”), Bank agrees to issue (or extend) LCs on the application, and for the account, of Applicant in an aggregate face amount not to exceed U.S. $50,000,000 or its equivalent in Foreign Currency, as such amount may be reduced in part or in whole (the "Commitment"), subject to the terms set forth herein and in each Application and Agreement for Irrevocable Standby Letter of Credit (the "Application"), a copy of which is attached hereto.

2. Purpose	Each LC shall be used to support Applicant’s reinsurance or insurance obligations.

3. Termination/	(a) Applicant may upon at least three Banking Days’ notice to Bank
Reduction/	terminate at any time or reduce from time to time, the unused amount of the Commitment.
Extension of Commitment
(b) The Maturity Date shall automatically extended for an additional year, unless either Applicant or Bank delivers a written notice of termination to the other party at least one hundred and twenty (120) days prior to the then existing Maturity Date.

(c) Each LC shall expire on or before the date that is one year after the date of its issuance; provided that the expiry date of such LC may be extended by amendment or by evergreen automatic renewal to a date not occurring after the Termination Date.

4. Issuances	Applicant may request the issuance of a LC by giving Bank notice by 11:00 a.m. New York City time at least three Banking Days’ prior to such issuance

6. Conditions	The obligation of Bank to issue LCs is subject to the conditions precedent
of Lending	that:

(a)	in the case of the initial LC, Bank shall have received:

(i) a counterpart of this Agreement duly executed and delivered by Applicant;

(ii)  a certificate of the Secretary or Assistant Secretary of Applicant dated the date hereof certifying (A) that attached thereto is copy of the resolutions duly adopted by the Board of Directors or other governing body of Applicant authorizing the execution, delivery and performance of the Transaction Documents by Applicant, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (B) as to the incumbency and specimen signature of each officer executing the Transaction Documents;

(iii) the Collateral Agreement (the “Collateral Agreement”) in the form of Exhibit A attached hereto, duly executed and delivered by Applicant; and

(iv) an opinion of counsel to Applicant in form and substance reasonably satisfactory to Bank and its counsel;

(b)	in the case of each LC:

(i)  no Default or Event of Default under any Transaction Document shall have occurred and be continuing, or would result from the making of such LC and, after the issuance of such LC, the aggregate face amount of all outstanding LCs shall not exceed the Commitment;

(ii) the representations and warranties of Applicant contained herein shall be true in all material respects on the date of issuance of such LC;

(iii) Applicant shall have delivered Collateral in the form U.S. Treasury bills an amount equal to, or the equivalent of, 105% of the face amount of such LC; and

(iv) Applicant shall have executed and delivered to Bank an Application for such LC.

Applicant’s request for an LC shall each constitute a representation and warranty that the statements in clauses (b)(i) and (b)(ii) above are true and correct both as of the date of such request and as of the date of such LC.

7.	Representations and Warranties	Applicant hereby represents and warrants that:

(a)
the Transaction Documents when delivered will be the legal, valid and binding obligations of Applicant enforceable against Applicant in accordance with their terms, except to the extent that such enforcement may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general principles of equity;

(b)
the execution and delivery by Applicant of the Transaction Documents and performance by Applicant of  the transactions contemplated thereby (the “Transactions”) (i) have been duly authorized by all necessary corporate action of Applicant and (ii) do not and will not (1) violate (A) any provision of law, statute, rule or regulation applicable to, or the charter or by-laws of, Applicant, (B) any order of any Governmental Authority applicable to Applicant or (C) any provision of any indenture, agreement or other instrument to which Applicant is a party or by which it is or any of its property is or may be bound, (2) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (3) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Applicant;

(c)
Applicant has heretofore furnished to Bank its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2009, reported on by BDO USA, LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2010, certified by one of its Financial Officers.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of Applicant and its consolidated Subsidiaries as of such dates and for such periods in accordance with generally accepted accounting practices in the U.S.A. (“GAAP”), subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(d)	Since December 31, 2009, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of Applicant and its Subsidiaries, taken as a whole.

(e)
Each of Applicant and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(f)
Each of Applicant and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Applicant and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(g)
Except for claims or actions that relate to reinsurance or insurance obligations incurred by Applicant which involve potential liabilities that do not exceed in the aggregate 15% of Applicant’s Net Worth, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Applicant, threatened against Applicant (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity or enforceability of the Transactions.

(h)
Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Applicant nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(i)
Each of Applicant and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

(j)	Applicant is not an "investment company" or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8. Affirmative	Until the Commitment has expired or been terminated and all fees payable
Covenants	hereunder shall have been paid in full and all LCs shall have expired or terminated and all LC Disbursements shall have been reimbursed, Applicant covenants and agrees with Bank that:

(a)	Applicant will furnish to Bank:

(i)  within 120 days after the end of each fiscal year of Applicant, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Applicant and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii)  within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Applicant, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Applicant and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)  concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of Applicant (A) certifying as to whether a Default has occurred and, if such a Default has occurred, specifying the nature thereof and any action taken or proposed to be taken with respect thereto, and (B) setting forth reasonably detailed calculations demonstrating compliance with Section 8(i) hereof;

(iv)  promptly after the same become publicly available, copies (which may be furnished by electronic mail) of all periodic and other reports, proxy statements and other materials filed by Applicant or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Applicant to its shareholders generally, as the case may be, provided that documents required to be delivered pursuant to this paragraph 8(a)(iv) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Applicant posts such documents, or provides a link thereto on Applicant’s website on the Internet or (ii) on which such documents are posted on Applicant’s behalf on an Internet or intranet website, if any, to which Bank has access; and

(v) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Applicant or any Subsidiary, or compliance with the terms of this Agreement, as Bank may reasonably request.

                     (b)           Applicant will furnish to Bank prompt written notice of the following:

(i) the occurrence of any Default under any Transaction Document; and

(ii)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Applicant or any affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Applicant setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(c)
Applicant will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except (with respect to any failure under this clause (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(d)
Applicant will pay its obligations, including tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Applicant has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(e)
Applicant will (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(f)
Applicant will keep proper books of record and account in which entries which are true and correct in all material respects are made of all dealings and transactions in relation to its business and activities.  Applicant will permit any representatives designated by Bank, upon reasonable prior written notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that Applicant shall not be required to pay the expenses of more than one (1) such inspection in any 12-month period.

(g)
Applicant will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(h)	Applicant will maintain at all times an A.M. Best Financial Strength Rating equal to or greater than B++.

(i)	Applicant will maintain at all times a minimum statutory surplus at least equal to U.S. $430,000,000.

9. Negative	Until the Commitment has expired or been terminated and all fees payable
Covenants	hereunder shall have been paid in full and all LCs shall have expired or terminated and all LC Disbursements shall have been reimbursed, Applicant covenants and agrees with Bank that:

(a)	Applicant will not create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created hereunder;

            (ii) Indebtedness arising directly under Applicant’s reinsurance and insurance obligations, surety bonds and financial guaranties in the ordinary course of business;

(iii) Indebtedness arising under hedging obligations of Applicant entered into the ordinary course of business including, without limitation, interest rate protection agreements, foreign currency exchange agreements, commodity price protection agreements and other instruments and agreements relating to Applicant’s hedging obligations,

(iv) Indebtedness arising under the Applicant’s other derivative contracts including equity derivatives, options (including short put and call sales), swaps and contracts for difference,

(v) Indebtedness arising under reimbursement agreements with issuers of letters of credit, including without limitation as an account party in respect of trade letters of credit;

(vi) Indebtedness arising under any trust or trust account created in accordance with N.Y. Comp. Codes R. & Regs. tit. 11 §§ 126.1-126.8 (2002) (Regulation 114) or in accordance with any other similar law;

(vii) Indebtedness secured by margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) other than any margin stock as may be pledged hereunder;

(viii) Indebtedness secured by margin securities (as defined in Regulation T of the Board of Governors of the Federal Reserve System) other than any margin securities as may be pledged hereunder;

(ix) Indebtedness that may arise from securities agreed to be sold by Applicant but that are not owned by Applicant at the time of such agreement to sell;

(x) Indebtedness, if any, consisting of accrued portfolio expenses;

(xi) Indebtedness of Applicant to any affiliate of Applicant in an aggregate principal amount not to exceed $55,000,000;

(xii)  Indebtedness existing on the date hereof and set forth in Schedule 9(a)(xii) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(xiii) Guarantees by Applicant of Indebtedness of any Subsidiary;

(xiv)  Indebtedness of Applicant incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (xiv) shall not exceed $10,000,000 at any time outstanding;

(xv) other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

(b)	Applicant will not create, incur, assume or permit to exist any Lien on the Collateral (as defined in the Collateral Agreement) other than in favor of Bank

(c)
Applicant will not and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into or consolidate with Applicant in a transaction in which Applicant is the surviving corporation,  (ii) any Subsidiary may merge into or consolidate with any other Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to Applicant and Applicant may acquire such assets and (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to any other Subsidiary and any such Subsidiary may acquire such assets.

(e)
Applicant will not engage to any material extent in any business other than businesses of the type conducted by Applicant  on the date of execution of this Agreement and businesses reasonably related thereto or any other business that it is permitted to engage in as a licensed and regulated reinsurer in the Cayman Islands.

(g)
Following the occurrence and during the continuance of an Event of Default, Applicant will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that notwithstanding the foregoing (i) Applicant may at any time declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, and (ii) Applicant may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Applicant and its Subsidiaries.

10.	Expenses; Taxes:	(a)
Applicant shall pay or reimburse Bank on demand for all reasonable costs, expenses, and charges (including, without limitation, the reasonable fees and charges of external legal counsel for Bank) incurred by Bank in connection with the performance or enforcement of the Transaction Documents.

(b)
Applicant shall indemnify Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Transaction Documents.

11. Default
Events which may cause the acceleration of the obligation of Applicant to reimbursement obligations ("Events of Default”) are specified in the Applications.  Bank may terminate the Commitment upon the occurrence of any Event of Default, but it shall terminate immediately upon the occurrence of any "bankruptcy" or "insolvency" Event of Default (subject to any applicable cure periods specified in the Applications).

12. Patriot Act
Bank hereby notifies Applicant that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), it is required to obtain, verify and record information that identifies Applicant, which information includes the name and address of Applicant and other information that will allow such Lender to identify Applicant in accordance with the Act.

13. Counterparts;	This Agreement may be executed in counterparts (and by different parties
Integration;	hereto on different counterparts), each of which shall constitute an
Effectiveness
original, but which when taken together shall constitute a single contract.  Except as provided in Section 8, this Agreement shall become effective when it shall have been executed by Applicant and Bank and when Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

14.	Governing Law Jurisdiction
This Agreement and the Note shall be governed by the laws of the State of New York.  Each of Applicant and Bank consents to the nonexclusive jurisdiction and venue of the state and federal courts located in the City of New York.  Service of process by either party in connection with any dispute hereunder shall be binding on the other party if sent to such other party by registered mail at the address specified herein for Applicant.  EACH OF APPLICANT AND BANK WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

[Remainder of the Page Left Intentionally Blank]

[Signature Page to Follow]

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By: /s/ Michael E. Murray
Name: Michael E. Murray
Title: Executive Director

Address:

JPMorgan Chase Bank, N.A.
277 Park Avenue, 11th Floor
New York, New York 10172-0003, Attention: Brij Grewal
Tel. No.: (212) 270-5305, Fax No.: (917) 456-3256
Email: brijendra.s.grewal@jpmorgan.com

Agreed and Accepted:

GREENLIGHT REINSURANCE, LTD.

By:	/s/ Leonard Goldberg	By:	/s/ Tim Courtis
Name:	Leonard Goldberg	Name:	Tim Courtis
Title:	CEO	Title:	CFO

Address:

65 Market Street, Suite 1207
Jasmine Court
Camana Bay
PO Box 31110
Grand Cayman KY1-1205
Cayman Islands
Attention:  Tim Courtis
Tel: (345) 943-4573
Fax: (345) 745-4576
Email:  tim@greenlightre.ky

ANNEX I

Definitions

As used in this Agreement, the following terms shall have the meanings specified below.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Cash Collateral Agreement and the Applications.

"Banking Day" means any day on which commercial Banks are not authorized or required to close in New York City and the Cayman Islands.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any explosive or radioactive substances or wastes and any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law or to health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Applicant directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of Applicant.

"Foreign Currency" means, Euros, Pounds Sterling, Canadian Dollars, Swiss Francs, Japanese Yen and such other currencies which are readily available and freely transferable and convertible into U.S. Dollars as reasonably determined by the Bank.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Hazardous Materials"  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than deposits and advances received in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables and obligations in respect of corporate and purchasing cards and similar banking products, in each case incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that if such Person has not assumed or otherwise become liable for the payment of such Indebtedness of others (i.e., such Indebtedness is non-recourse to such Person), the amount of such Indebtedness under this clause (f) shall be the lesser of the principal amount of such Indebtedness and the fair market value of such property, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"LC Disbursement" means a payment made by Bank pursuant to an LC.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of Applicant and its subsidiaries taken as a whole, (b) material impairment of the ability of Applicant to perform its material obligations under any of the Transaction Documents or (c) material impairment of the material rights of or benefits available to Bank under any Transaction Document.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Applicant or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Applicant or any option, warrant or other right to acquire any such Equity Interests in Applicant.

"Subsidiary" means, with respect to Applicant, at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Applicant in Applicant's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by Applicant or one or more Subsidiaries or by Applicant and one or more Subsidiaries.

"Transaction Documents" mean the Agreement, each Application and the Cash Collateral Agreement.

Schedule 9(a)(xii)

Existing Indebtedness

EXHIBIT A

J.P.Morgan
COLLATERAL AGREEMENT

This COLLATERAL AGREEMENT (this “Agreement”) is made this 28th day of January 2011 by and among JPMORGAN CHASE BANK, N.A. (the “Bank”) and GREENLIGHT REINSURANCE, LTD. (the “Obligor”).

On the date hereof, the Obligor has entered into a letter agreement (the “LC Agreement”) pursuant to which the Bank has agreed, subject to the terms and conditions thereof, to issue LCs (as defined therein) for the account of the Obligor.

For value received, and in consideration of one or more LCs or other financial accommodations extended by the Bank to the Obligor pursuant to the LC Agreement, the Obligor and the Bank desire to enter into this Agreement to secure the performance of the Liabilities (as defined below) and hereby agree as follows:

1.           Definitions.

“Account Assets” means all Deposits, Securities, securities entitlements and any other assets held in the Collateral Accounts (all of which shall be considered “financial assets” under the UCC).

“Clearing System” means the Depository Trust Company (“DTC”), Cedel Bank, societe anonyme, the Euroclear system and such other clearing or safekeeping system that may from time to time be used in connection with transactions relating to or the custody of any Securities, and any depository for any of the foregoing.

“Collateral” means: (i) the Deposits, Securities and all other Account Assets that are held in the Collateral Accounts listed on Exhibit A; (ii) all additions to, and proceeds, renewals, investments, reinvestments and substitutions of, the foregoing; and (iii) all certificates, receipts and other instruments evidencing any of the foregoing.

“Collateral Accounts” means those certain accounts of the Obligor with the Bank listed on Exhibit A.

“Default” has the meaning ascribed to it in the LC Agreement.

“Deposits” means the deposits of the Obligor with the Bank held in the Collateral Accounts.

“Eligible Collateral” means one, three or six month United States Treasury bills and cash in U.S. dollars.

“Intermediary” means the Bank as custodian of the Collateral Accounts.

“Liabilities” means indebtedness, obligations and liabilities of the Obligor to the Bank incurred pursuant to any Facility Document (for the purposes of calculating compliance with Section 4, the amount of the Liabilities with respect to the LC Agreement shall be equal to the sum of (i) the aggregate amount available to be drawn under the LCs then outstanding plus (ii) the aggregate amount of all outstanding obligations of the Obligor to reimburse the Bank for any payments made by the Bank under the LCs.

“Liability Document” means the Standby Letter of Credit Application and Agreement dated January 28, 2011.

“Securities” means the stocks, bonds and other instruments and securities held in the Collateral Accounts of the Obligor with the Bank as Intermediary and securities entitlements with respect to the foregoing.

“UCC” means the Uniform Commercial Code in effect in the State of New York.  Unless the context otherwise requires, all terms used in this Agreement which are defined in the UCC will have the meanings stated in the UCC.

2.           Grant of Security Interest.  As security for the payment of all the Liabilities, the Obligor pledges, transfers and assigns to the Bank and grants to the Bank a security interest in and (exercise upon the occurrence and during the continuation of a Default) right of setoff against, the Collateral.  For the avoidance of doubt and not in limitation of the rights of the Bank under Sections 9-104(a)(1), 9-106(a) and 8-106(e) of the Code, the Obligor and the Bank (acting as a Intermediary with respect to any securities accounts maintained at the Bank), acknowledge and agree with respect thereto, that the Bank, as the secured party hereunder, may, following the occurrence and during the continuation of a Default, issue instructions to direct disposition of any and all of the funds in the deposit accounts (and acting as the bank will comply with such instructions) and may issue entitlement orders with respect to any and all securities accounts (and acting as the securities intermediary will comply with such entitlement orders), in either case, without the consent of the undersigned.

3.           Agreements of the Obligor and Rights of the Bank.  The Obligor agrees as follows and irrevocably authorizes the Bank to exercise the rights listed below, subject to the terms and conditions of this Agreement, for its own benefit, either in its own name or in the name of the Obligor, and appoints the Bank as its attorney-in-fact, exercisable following the occurrence and during the continuation of a Default, to take all action permitted under this Agreement.

(a)           Securities:  Upon the occurrence and during the continuation of a Default, the Bank may: (i) transfer to the account of the Bank any Securities whether in the possession of, or registered in the name of, any Clearing System or held otherwise; (ii) transfer to the account of the Bank with any Federal Reserve Bank any Securities held in book entry form with any such Federal Reserve Bank; and (iii) transfer to the name of the Bank or its nominee any Securities registered in the name of the Obligor and held by the Bank and complete and deliver any necessary stock powers or other transfer instruments; provided that prior to the occurrence of a Default, the Bank may take that action only if, in its commercially reasonable judgment, failure to take that action would impair its rights under this Agreement or diminish its operational control over Collateral, or if such Securities are held in a custody, investment management or similar account.

The Obligor grants to the Bank an irrevocable proxy to vote any and all Securities held in the Collateral Accounts and give consents, waivers and ratifications in connection with those Securities, in each case exercisable following the occurrence and during the continuation of a Default.

All payments, distributions and dividends in securities, property or cash shall be paid directly to and, at the discretion of the Bank, retained by the Bank and held by it, until applied as provided in this Agreement, as additional Collateral; provided that unless a Default has occurred and is continuing, interest or cash dividends on Securities paid in the ordinary course will be paid to the Obligor.

(c)           General:   The Bank may, in its name, or in the name of the Obligor:  (i) execute and file financing statements under the UCC or any other filings or notices reasonably necessary to create, perfect or preserve its security interest, all without notice (except as required by applicable law and not waivable) and without liability except to account for property actually received by it; (ii) upon the occurrence and during the continuation of a Default, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any item of the Collateral  (but shall be under no obligation to do so); (iii) take any other action reasonably necessary in connection with the perfection or preservation of its security interest or following the occurrence and during the continuation of a Default, any enforcement of remedies, and retain any documents evidencing the title of the Obligor to any item of the Collateral; (iv) following the occurrence and during the continuation of a Default, issue entitlement orders with respect to any of the Collateral.

The Obligor agrees that it will not file or authorize to be filed any termination statement with respect to the Collateral or any financing or like statement with respect to the Collateral in which the Bank is not named as the sole secured party, consent or be a party to any account control agreement with respect to any Collateral to which the Bank is not also a party or sell, assign, or otherwise dispose of, grant any option with respect to, or pledge, or otherwise encumber the Collateral; provided that unless a Default has occurred and is continuing, the Obligor may withdraw or substitute Collateral as set forth in Section 4 hereof.  At the request of the Bank the Obligor agrees to do all other things reasonably within the Obligor’s control which the Bank may reasonably deem necessary or advisable in order to perfect and preserve its security interest, perfection and operational control and to give effect to the rights granted to the Bank under this Agreement or enable the Bank to comply with any applicable laws or regulations.  Subject to the applicable requirements of the UCC, the Bank does not assume any duty with respect to the Collateral and is not required to take any action to collect, preserve or protect its or the Obligor's rights in any item of the Collateral.  Subject to the applicable requirements of the UCC, the Obligor releases the Bank and agrees to hold the Bank harmless from any claims, causes of action and demands at any time arising with respect to this Agreement, the use or disposition of any item of the Collateral or any action taken or omitted to be taken by the Bank with respect thereto, except to the extent the same result from the gross negligence or willful misconduct of the Bank.

The rights granted to the Bank pursuant to this Agreement are in addition to the rights granted to the Bank by the Obligor in any custody, investment management, trust, account control agreement or similar agreement relating to the Collateral.  In case of conflict between the provisions of this Agreement and of any other such agreement relating to the Collateral, the provisions of this Agreement will prevail.

4.           Loan Value of the Collateral.  (a)  The Obligor agrees that at all times the amount of the Liabilities may not exceed the aggregate Loan Value of the Collateral.  If at any time the Liabilities shall at any time exceed the aggregate Loan Value of the Collateral, the Obligor will within three (3) Business Days thereof (the “Shortfall Cure Period”), at its option, either supplement the Collateral or replace such Collateral with other Collateral having a higher Loan Value, or the Obligor will repay the outstanding Liabilities, in each case, to the extent necessary to ensure compliance with this provision.  In the event that the Obligor shall fail to take any such action  during a Shortfall Cure Period, the Bank may liquidate or a portion thereof to the extent necessary to ensure compliance with this provision.  “Loan Value” means as to Eligible Collateral, 100% of face value of such Eligible Collateral.

(b)  If at any time the Loan Value of the Collateral exceeds the Liabilities at such time, the Obligor may request that such excess be released from the security interest granted herein and returned to the Obligor; provided that if none of the Collateral shall be redeemable at such time, the Bank shall pay such excess at the time that such Collateral becomes redeemable.

5.           Currency Conversion.  For calculation purposes, any currency in which the Collateral is denominated (the "Collateral Currency") will be converted into the currency of the Liabilities  (the "Liability Currency") at the spot rate of exchange for the purchase of the Liability Currency with the Collateral Currency quoted by the Bank at such place as the Bank deems appropriate (or, if no such rate is quoted on any relevant date, estimated by the Bank on the basis of the Bank's last quoted spot rate) or another prevailing rate that the Bank deems more appropriate.

6.            Representations and Warranties.   The Obligor represents and warrants that:

(a)           this Agreement constitutes the legal, valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and subject to the applicability of general principles of equity;

(b)           the execution, delivery and performance by the Obligor of this Agreement and all other documents contemplated hereby to which the Obligor is a party, do not and will not (i) conflict with or constitute a breach of, or default under, or require any consent under, or, except as contemplated hereby, result in the creation of any lien, charge or encumbrance upon the property or assets of the Obligor pursuant to any other agreement or instrument to which the Obligor is a party or is bound or by which its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Obligor;

(c)           no consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Obligor of this Agreement, except for filings contemplated by the Facility Documents and filings that have been made and are in full force and effect;

(d)           there are no actions, suits, investigations or proceedings pending or to the Obligor’s knowledge, threatened at law, in equity, in arbitration or by or before any other authority involving or affecting:  (i)  the Obligor that, if adversely determined, could reasonably be expected to have a material adverse effect on the Collateral or the Obligor’s ability to perform its obligations under the Facility Documents.  There are currently no material judgments entered against the Obligor and the Obligor is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority, which default could reasonably be expected to have or has had a material adverse effect on the Obligor’s ability to perform its obligations under the Facility Documents; and

(e)           the Obligor is the sole owner of the Collateral and the Collateral is free of all encumbrances except for the security interest in favor of the Bank created by this Agreement.

7.           Default.  The occurrence of an Event of Default (as defined in the LC Agreement) shall constitute a "Default" for the purposes of this Agreement.

8.           Remedies.  Upon the occurrence and continuation of a Default, the Bank will have the rights and remedies under the UCC and the other rights granted to the Bank under this Agreement and may exercise its rights without regard to any premium or penalty from liquidation of any Collateral and without regard to the Obligor’s basis or holding period for any Collateral.

The Bank may sell in the Borough of Manhattan, New York City, or elsewhere, in one or more sales or parcels, at the price as the Bank deems best, for cash or on credit or for other property, for immediate or future delivery, any item of the Collateral, at any broker's board or at public or private sale, in any reasonable manner permissible under the UCC (except that, to the extent permissible under the UCC, the Obligor waives any requirements of the UCC) and the Bank or anyone else may be the purchaser of the Collateral and hold it free from any claim or right including, without limitation, any equity of redemption of the Obligor, which right the Obligor expressly waives.

The Bank may also, in its sole discretion: (i) convert any part of the Collateral Currency into the Liability Currency;  (ii) hold any monies or proceeds representing the Collateral in a cash collateral account in the Liability Currency or other currency that the Bank reasonably selects; (iii) invest such monies or proceeds on behalf of the Obligor; and (iv) apply any portion of the Collateral, first, to all costs and expenses of the Bank, second, to the payment of interest on the Liabilities and any fees or commissions to which the Bank may be entitled, third, to the payment of principal of the Liabilities, whether or not then due, and fourth, to the Obligor.

The Obligor will pay to the Bank all reasonable expenses (including reasonable attorneys' fees and reasonable legal expenses incurred by the Bank) in connection with the exercise of any of the Bank’s rights or obligations under this Agreement.  The Obligor agrees to cooperate with the Bank to allow it to sell or dispose of the Collateral following the occurrence and continuation of a Default in compliance with the terms hereof.  Notwithstanding that the Bank may continue to hold Collateral and regardless of the value of the Collateral, the applicable Liability Party will remain liable for the payment in full of any unpaid  balance of the Liabilities.

9.           Jurisdiction.  To the maximum extent not prohibited by applicable law, the Obligor hereby irrevocably: (i) submits to the jurisdiction of any New York state or United States federal court sitting in New York City over any action or proceeding arising out of this Agreement;(ii) agrees that all claims in respect of such action or proceeding may be held and determined in such New York state or federal court;  (iii) agrees that any action or proceeding brought against the Bank may be brought only in a New York state or United States federal court sitting in New York county;  (iv) consents to the service of process in any such action or proceeding in either of said courts by delivery thereof by the Bank by Federal Express or other similar courier service, to the Obligor at its address specified on the signature page hereof, or at the Obligor's most recent mailing address as set forth in the records of the Bank; and (v) waives any defense on the basis of inconvenient forum.

Each of the Bank and the Obligor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit or proceeding in such state.  Nothing herein shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of such party to bring any action or proceeding against the Obligor or its property in the courts of any other jurisdiction.

10.           Waiver of Jury Trial.  THE OBLIGOR AND THE BANK EACH WAIVE ANY RIGHT TO JURY TRIAL.

11.           Notices.  Unless otherwise agreed in writing, notices may be given to the Bank and the Obligor at their telecopier numbers (confirmed by telephone to their telephone numbers) or addresses listed on the signature page of this Agreement, or such other telecopier (and telephone) number or addresses communicated in writing by either party to the other.  Notices to the Bank are effective on receipt.

12.           Miscellaneous.

            (a)   This Agreement shall be binding on the Obligor and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the Obligor may not delegate any of its obligations hereunder without the prior written consent of the Bank.

(b)  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Obligor will be effective unless it is in writing and signed by the Obligor and the Bank and will be effective only in that specific instance and for that specific purpose.  No failure on the part of the Bank to exercise, and no delay in exercising, any right will operate as a waiver or preclude any other or further exercise or the exercise of any other right.

(c)  The rights and remedies in this Agreement are cumulative and not exclusive of any rights and  remedies which the Bank may have under law or under other agreements or arrangements with the Obligor or any Liability Party.

(d)  The provisions of this Agreement are intended to be severable.  If for any reason any provision of this Agreement is not valid or enforceable in whole or in part in any jurisdiction, that provision will, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without in any manner affecting the validity or enforceability in any other jurisdiction or the remaining provisions of this Agreement.

(e)  The Obligor hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing the Liabilities or the Collateral and any other notices and demands, whether or not relating to those instruments.

(f)  This Agreement is governed by and construed according to the law of the State of New York, without regard to the conflict of laws principles, and with the laws of the United States of America as applicable.

IN WITNESS WHEREOF, the Obligor has signed this Agreement as of this 28th day of January, 2011.

GREENLIGHT REINSURANCE, LTD.

By: /s/ Tim Courtis                /s/Leonard Goldberg
                                Name: Tim Courtis    Name: Leonard Goldberg
                                Title: CFO             Title: CEO

Address for notices:

65 Market Street, Suite 1207
Jasmine Court
Camana Bay
PO Box 31110
Grand Cayman KY1-1205, Cayman Islands
Attention:  Tim Courtis
Telecopier:  (345) 943-4573
Telephone:  (345) 745-4576
Email:  tim@greenlightre.ky
ACCEPTED:

JPMORGAN CHASE BANK, N.A.

By: /s/Michael Murray
      Name: Michael Murray
      Title: Executive Director

Address for notices to the Bank:

277 Park Avenue, 11th Floor
New York, New York 10172-0003
Attention:  Brij Grewal
Telecopier:  917-456-3256
Telephone: (212) 270-5305
Email:  brijendra.s.grewal@jpmorgan.com

EXHIBIT A

DESCRIPTION OF THE COLLATERAL

1.  Deposits

Type of                                          Location
 Deposit                                             (NY,                                           Account,
 (CD, TD,                                          IBF-NY,                                            Contract or
    etc.)                                               etc.)                                          Certificate No.

2.  Stocks, Bonds and Other Instruments and Securities

Nature of Security                                                                Number of                                Certificate
   or Obligation                               Name of Issuer                Units                   Number  (if applicable)

U.S. Treasury                              U.S. Treasury               $_________
Bills

3.  All Assets Held or To Be Held in the Following Custody or Subcustody Accounts, Safekeeping Accounts, Investment Management Accounts and/or other account with Intermediary:

Account Number

Application and Agreement for Irrevocable
Standby Letter of Credit

This Application is submitted pursuant to the letter agreement (the “Credit Agreement”) dated January 28, 2011 between JPMorgan Chase Bank, N.A. and Greenlight Reinsurance, Ltd.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Credit Agreement.

WHEN TRANSMITTING THIS APPLICATION BY FACSIMILE ALL PAGES MUST BE TRANSMITTED.

To:  JPMorgan Chase Bank, N.A. and/or its subsidiaries and/or affiliates.                                                                                                                                          Date:

I.  Pursuant to the Terms and Conditions contained herein, please issue an IRREVOCABLE STANDBY Letter of Credit (together with any replacements, extensions or modifications, the “Credit”) and transmit it by:

  Teletransmission                                                   Courier

If completing in Microsoft Word, please enter data by ‘clicking’ on the gray boxes.

Applicant/Obligor (Full name and address- jointly and severally if more than one, individually and collectively, “Applicant/Obligor”): [Signature lines are on last page].	Beneficiary (Full name and address):
Account Party (Full name and address of entity to be named in Letter of Credit if different than the above Applicant/Obligor):	Advising Bank-Optional (If blank, Issuer will select its branch or affiliate or correspondent in the domicile of the beneficiary):
Amount: Up to an aggregate amount of If not USD, indicate currency	Expiry Date: Demands/claims must be presented to the counters of the Nominated bank not later than .
Complete only if Automatic Extension of the expiry date is required.
Credit to contain Automatic Extension clause with extension period of ☐  one year/ ☐  other        (please specify).
No less than                                                             calendar days non-extension notice to the beneficiary.
Automatic Extension final expiration date:        (the date after which the Credit will no longer be subject to Automatic Extension).

AVAILABLE BY (indicate A, B or C)
 ☐    A.  Beneficiary’s dated statement referencing JPMorgan Chase Bank, N.A. Letter of Credit Number indicating amount of demand/claim and purportedly signed by an authorized person reading as follows (Please state within the quotation marks the wording to appear on the statement to be presented):
“ (insert appropriate reason for drawing)

 ☐ Demands received by authenticated teletransmission are acceptable in lieu of the beneficiary’s signed and dated statement provided that such authenticated teletransmission contains the beneficiary’s statement as provided for in the Credit.

 ☐    B.  See attached sheet(s) for continuation of other documents and/or special instructions, which form an integral part of this Application and such specimen should be approved and signed by the applicant/obligor.

 ☐ C.  Other:

Complete only when the Beneficiary’s bank or Correspondent is to issue its guarantee or undertaking based on the issued Standby Letter of Credit.

We understand and agree that by making this request, we shall remain liable under this Credit until Issuer is fully released in writing by such entity.

 ☐ Request Beneficiary’s bank to issue and deliver its:
(Specify type of bid or performance bond, guarantee, undertaking or other)
In favor of:             Name(s)
Attention Party Name
Address

City/State/Zip/Country
Telephone
Fax
For an amount not exceeding that specified above, effective immediately and expiring at their office on      .
(at least 30 days prior to Expiry Date above) covering  (brief description):       .

☐ Multiple drawings prohibited (if blank, multiple drawings will be permitted).

☐ Partial drawings prohibited (if blank, partial drawings will be permitted).

☐ Credit is transferable only in its entirety (Issuer is authorized to include its standard transfer conditions and is authorized to nominate a transferring bank, if applicable).

The Credit, or any Credit issued shall be subject to the International Standby Practices 1998, International Chamber of Commerce Publication 590 (“ISP”) or,  if box is checked, it shall be subject to the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 (“UCP”).

Please include a brief description of the purpose of the Standby Letter of Credit including goods description, pricing, country of origin of the goods, shipment from and shipment to countries, as applicable:  Support of Applicant’s reinsurance obligations.

Unless otherwise stated herein, the nominated bank (if any) is authorized to send all documents to you in one airmail or courier service, if available.

II: To induce JPMorgan Chase Bank, N.A. and/or any of its domestic or foreign subsidiaries or affiliates (individually and collectively, “Bank”) to issue for the account of the Applicant or for the account of the Account Party named in the Application, a standby letter of credit, or other independent undertaking at the request of the undersigned (individually and collectively, “Applicant"; jointly and severally, if more than one), Applicant agrees as to the letter of credit or undertaking (together with any replacements, extensions or modifications, a “Credit”, collectively, “Credits”) as follows.

1.  Applications/Instructions.  The request to issue a Credit (an “Application”) shall be irrevocable and in the form  of Section I hereto and furnished to Bank as Bank shall agree to accept (including any type of electronic form or means of communication). Inquiries, communications and instructions (whether oral, telephonic, written, telegraphic, facsimile, electronic or other) regarding a Credit, each Application and this Agreement are each referred to herein as “Instructions” (and the term "Application" is subsumed within the term "Instruction"). Bank’s records of the content of any Instruction shall be conclusive absent manifest error. Applicant shall be responsible for the final text of a Credit notwithstanding Bank’s recommendation, assistance or drafting or Bank’s use, non-use or refusal to use text submitted by Applicant and Bank shall provide Applicant with a copy of the Credit to be issued prior to its issuance. Bank may transmit a Credit and any amendment thereto by S.W.I.F.T. message and thereby bind Applicant directly and as indemnitor to the S.W.I.F.T. rules, including rules obligating Applicant or Bank to pay charges.

2.  Payment Terms; Obligations Absolute.  (a) For each Credit, Applicant shall pay Bank: (i) the amount of each drawing paid by Bank under the Credit (i) by: (x) 3:00 p.m. New York City time on any Banking Day, if the Bank demands payment before 10:00 a.m. New York City time on such Banking Day and (y) 12:00 noon on any Banking Day if the Bank demands payment after 10:00 a.m. on the immediately preceding Banking Day, if under a sight draft and (ii) at least one Business Day prior to the date when payment is to be made under a time draft (or acceptance relating thereto) or deferred payment obligation; (ii) commissions, fees and charges in respect of the Credit (including, commissions and fees for issuance, transfer, assignment of proceeds, amendments and drawings and of any adviser, confirming institution or entity or other nominated person), at such rates, amounts and times as Bank and Applicant shall mutually agree (or if no agreement, the rate then customarily charged by Bank); (iii) interest on each amount  due under clause (i) of this Section 2 for each day from and including the date such payment is due through the date of payment, on demand, at a rate per annum (calculated on the basis of a 360 day year for the actual number of days elapsed) equal to the lesser of (A) Prime plus 2% and (B) the highest rate permitted by applicable law; (iv) Bank’s charges, costs and expenses (including reasonable counsel fees, out-of-pocket expenses and charges) incurred in connection with the protection or enforcement of Bank’s rights under this Agreement and any correspondent’s charges, with interest from the date paid or incurred by Bank through the date of payment by Applicant, on demand, at a rate per annum equal to Prime plus 2%; and (v) if as a result of any Regulatory Change, the Bank determines that the cost to the Bank of issuing or maintaining any Credit is increased, or any amount received or receivable by the Bank hereunder is reduced, or the Bank is required to make any payment in connection with any transaction contemplated hereby, then the Applicant shall pay to the Bank on demand such additional amount or amounts as the Bank determines will compensate the Bank for such increased cost, reduction or payment; provided that Applicant shall not be obligated to pay such additional amounts which were incurred by the Bank more than one hundred and twenty (120) days prior to the date of written demand.  Bank shall submit to Applicant a certificate setting forth in reasonable detail the calculation of any such additional amounts. "Regulatory Change" means any change after the date hereof in United States federal, state or foreign laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof. “Business Day” means any day on which commercial banks in New York City, New York are not authorized or required to be closed for business. “Prime” shall mean the rate of interest per annum announced by the Bank from time to time as its Prime Rate; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

(b) If the amount drawn under any Credit is in non-United States currency (“foreign currency”), Applicant shall pay under paragraph 2(a)(i) above the United States dollar equivalent of the amount computed at Bank’s selling rate, as of the date of Applicant’s payment, for cable transfers of such foreign currency to the place of payment; provided, further, that if, for any reason, Bank has no selling rate for cable transfers of that currency to such place on the payment date, Applicant shall pay Bank an amount in United States currency equivalent to Bank’s actual cost of settlement of its obligation.

(c) All payments shall be made in immediately available funds, free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, withholdings, set-off or other liabilities, excluding income and franchise taxes imposed by the jurisdiction of Bank offices located at 270 Park Avenue, NY, NY 10017 or any of its political subdivisions (all non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities are hereinafter referred to as “Taxes”).  Applicant shall pay all withholding, stamp and other taxes or duties imposed by any taxing authority on payment under any Credit and this Agreement and shall indemnify Bank against all liabilities, costs, claims, and expenses resulting from Bank having to pay or from any omission to pay or delay in paying any duty or Taxes.  Bank shall cooperate in a commercially reasonable manner to complete, update and deliver any appropriate IRS form W-8BEN, Form W-8ECI, Form W-8IMY (with required attachments) or Form W-9 and, upon request in writing by Applicant, any other form or certificate that is necessary for Applicant to make payments under this Agreement free from, or with a reduction in, any withholding of any Taxes provided that Bank is legally able to do so.

(d) Following the occurrence and during the continuation of an Event of Default, Bank may (but shall not be required to), without demand for payment or notice to the Applicant, and in addition to any other right of set-off which Bank may have, (i) debit any account or accounts maintained by Applicant with any office of Bank  (now or in the future) and set-off and apply (X) any balance or deposits (general, special, time, demand, provisional, final, matured, unmatured, contingent or absolute) in the account(s) and (Y) any sums due or payable from Bank, to the payment of any and all amounts owed by Applicant to Bank and/or (ii) advance funds to Applicant under any line of credit (committed or uncommitted) made available to Applicant by Bank and apply such funds to said payment obligations.

(e) Applicant’s payment obligations under this paragraph 2 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation: (i) any lack of validity, enforceability or legal effect of any Credit or this Agreement, or any term or provision therein or herein; (ii) payment in good faith against presentation of any draft, demand or claim for payment under any Credit or other document presented for purposes of drawing under any Credit (“Drawing Document”) that does not comply in whole or in part with the terms of the applicable Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (or a transferee of such Person) purporting to be a successor or transferee of the beneficiary of such Credit; (iii) Bank or any of its branches or affiliates being the beneficiary of any Credit; (iv) Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Credit even if such Drawing Document claims an amount in excess of the amount available under the Credit; (v) the existence of any claim, set-off, defense or other right that Applicant or any other Person may have at any time against any beneficiary, any assignee of proceeds, Bank or any other Person; (vi) Bank or any correspondent having previously paid against fraudulently signed or presented Drawing Documents (whether or not Applicant reimbursed Bank for such drawing); and (vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing, that might, but for this paragraph, constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Applicant’s obligations hereunder (whether against Bank, the beneficiary or any other Person); provided, however, that subject to paragraph 4 hereof, the foregoing shall not exculpate Bank from such liability to Applicant as may, be finally, judicially determined in an independent action or proceeding brought by Applicant against Bank following payment of Applicant’s obligations under this Agreement.

3.  Amendment; Waiver.  Bank shall not be deemed to have amended or modified any term hereof, or waived any of its rights unless Bank and Applicant consent in writing to such amendment, modification or waiver. No such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs subsequent to such waiver, or as to any continuance of a breach after such waiver.  Bank’s consent to any amendment, waiver, or modification does not mean that Bank shall consent or has consented to any other or subsequent Instruction to amend, modify, or waive a term of this Agreement or any Credit.

4.  Indemnification; Limitation of Liability.  (a) Applicant shall indemnify and hold harmless Bank, its parent, and correspondents and each of their respective directors, officers, employees and agents (each, including Bank, an “Indemnified Person”) from and against any and all claims, suits, judgments, costs, losses, fines, penalties, damages, liabilities, and expenses, including reasonable fees and legal fees, charges and disbursements of any counsel for any Indemnified Person (“Costs”), arising out of, in connection with, or as a result of: (i) any Credit or any pre-advice of its issuance; (ii) any transfer, sale, delivery, surrender, or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any Credit; (iii) any action or proceeding arising out of or in connection with any Credit or this Agreement (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Credit, or for the wrongful dishonor of or honoring a presentation under any Credit; (iv) any independent undertakings issued by the beneficiary of any Credit; (v) any unauthorized Instruction or error in computer transmission; (vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated; (vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of letter of credit proceeds or holder of an instrument or document; (viii) the fraud, forgery or illegal action of parties other than the Indemnified Person; (ix) the enforcement of this Agreement or any rights or remedies under or in connection with this Agreement or any Credit; (x) the Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; (xi) Bank dishonoring any presentation upon or during the continuance of any Event of Default or for which Applicant is unable or unwilling to make any payment to Bank required under paragraph 2 above; (xii) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of such Indemnified Person; in each case, including that resulting from Bank’s own negligence, provided, however, that, in each case, such indemnity shall not be available to any Person claiming indemnification under (i) through (xii) above to the extent that such Costs are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Indemnified Person claiming indemnity. If and to the extent that the obligations of Applicant under this paragraph are unenforceable for any reason, Applicant shall make the maximum contribution to the Costs permissible under applicable law.

(b) The liability of Bank (or any other Indemnified Person) under, in connection with and/or arising out of this Agreement or any Credit (or any pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to any direct damages (as opposed to consequential damages) suffered by Applicant that are caused directly by Bank’s gross negligence or willful misconduct in (i) honoring a presentation that does not at least substantially comply with a Credit, (ii) failing to honor a presentation that strictly complies with a Credit or (iii) retaining Drawing Documents presented under a Credit.  In no event shall Bank be deemed to have failed to act with due diligence or reasonable care if Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement, including paragraph 4(c) below.  Notwithstanding anything to the contrary herein, neither Applicant, Bank not the other Indemnified Persons shall, under any circumstances whatsoever, be liable for any punitive, consequential, indirect or special damages or losses regardless of whether Applicant Bank or any Indemnified Person shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed; provided that nothing in this sentence shall relieve Applicant any obligation it may otherwise have to indemnify Bank and other Indemnified Persons against any punitive, consequential, indirect or special damages or losses asserted against Bank or an Indemnified Person by a third party . Applicant shall take action to avoid and mitigate the amount of any damages claimed against Bank or any Indemnified Person, including by enforcing its rights in the underlying transaction.  Any claim by Applicant for damages under or in connection with this Agreement or any Credit shall be reduced by an amount equal to the sum of (i) the amount saved by Applicant as a result of the breach or alleged wrongful conduct and (ii) the amount of the loss that would have been avoided had Applicant mitigated damages. If a Credit is to be governed by a law other than that of the State of New York, Bank shall not be liable for any Costs resulting from any act or omission by Bank in accord with the UCP or the ISP, as applicable, and Applicant shall indemnify Bank for all such Costs. “Standard Letter of Credit Practice” means, for Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Bank issued the applicable Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Credit, as the case may be. Such practices shall be (i) of banks that regularly issue Credits in the particular city and (ii) required or permitted under the UCP or the ISP, as chosen in the applicable Credit. “ISP” means, International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adhered to by Bank on the date such Credit is issued.  “UCP” means, Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adhered to by Bank on the date such Credit is issued.

(c) Without limiting any other provision of this Agreement, Bank and each other Indemnified Person (if applicable), shall not be responsible to Applicant for, and Bank’s rights and remedies against Applicant and Applicant’s obligation to reimburse the Bank shall not be impaired by: (i) honor of a presentation under any Credit which in Bank’s Good Faith judgment, on its face substantially complies with the terms of such Credit; (ii) honor of a presentation of any Drawing Documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Credit, even if nonnegotiable or not in the form of a draft, and may disregard any requirement that such draft, demand or request bear any or adequate reference to the Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness, or legal effect of any presentation under any Credit or of any Drawing Documents; (v) disregard of any non-documentary conditions stated in any Credit; (vi) acting upon any Instruction which it, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; (vii) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; (viii) any delay in giving or failing to give any notice; (ix) any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person; (x) any breach of contract between the beneficiary and Applicant or any of the parties to the underlying transaction; (xi) assertion or waiver of any provision of the UCP or ISP which primarily benefits an issuer of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place; (xii) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the Standard Letter of Credit Practice applicable to it; and (xiii) acting or failing to act as required or permitted under Standard Letter of Credit Practice (or in the case of other independent undertakings or guarantees, the UN Convention)  applicable to where it has issued, confirmed, advised or negotiated such Credit, as the case may be. “Good Faith” means honesty in fact in the conduct of the transaction concerned. “UN Convention” means the United Nations Convention on Independent Guarantees and Standby Letters of Credit.

(d) Applicant shall notify Bank of (i) any noncompliance with any Instruction, any other irregularity with respect to the text of any Credit or any amendment thereto or any claim of an unauthorized, fraudulent or otherwise improper Instruction, within three (3) Business Day of Applicant’s receipt of a copy of such Credit or amendment and (ii) any objection Applicant may have to Bank’s honor or dishonor of any presentation under any Credit or any other action or inaction taken or proposed to be taken by Bank under or in connection with this Agreement or any Credit, within five (5) Business Days after Applicant receives notice of the objectionable action or inaction.  The failure to so notify the Bank within said times shall discharge Bank from any loss or liability that Bank could have avoided or mitigated had it received such notice, to the extent that Bank could be held liable for damages hereunder; provided, that, if Applicant shall not provide such notice to Bank within five (5) Business Days of the date of receipt in the case of clause (i) or ten (10) Business Days from the date of receipt in the case of clause (ii), Bank shall have no liability whatsoever for such noncompliance, irregularity, action or inaction and Applicant shall be precluded from raising such noncompliance, irregularity or objection as a defense or claim against Bank. Applicant’s acceptance or retention of a Drawing Document presented under or in connection with any Credit (whether or not the document is genuine)

(e) Applicant acknowledges and agrees to provide the Bank information, records, and documentation as requested by Bank, pursuant to the Bank’s programs enacted to comply with Section 326 of the USA Patriot Act, the applicable regulations promulgated thereunder, and the Bank’s Customer Identification Program and authorizes Bank to verify information as per the USA Patriot Act Regulation.

(f) Applicant acknowledges that this Agreement and each Credit is entered into (or will be entered into) for commercial purposes. To the extent that Applicant may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any Credit, to claim for itself or its revenues or properties any immunity from the jurisdiction of any court or from legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the extent that in any such jurisdiction there may be attributed to the Applicant any such immunity (whether or not claimed), Applicant hereby irrevocably agrees not to claim, and hereby waives, such immunity in respect of its obligations under this Agreement or any Credit.

5.  Representations and Warranties.  Applicant hereby represents and warrants as of the date of this Agreement (and with each Instruction for the issuance of a Credit represents and warrants as of the date of the Instruction) that: (a) it has all necessary power and authority to enter into and perform this Agreement; (b) it has obtained all authorizations, consents and approvals required for it to enter into and perform its obligations under this Agreement in accordance with its terms, except for authorizations, consents and approvals obtained prior to the date hereof; (c) this Agreement constitutes the legal, valid and binding obligation of Applicant, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law); (d) the execution, delivery and performance of this Agreement by Applicant does not and will not contravene (i) its charter, by-laws or other organizational documents, (ii) any order or writ binding on or affecting Applicant or its properties, or (iii) any agreement or arrangement to which Applicant is a party or by which it or its properties may otherwise be bound, the contravention of which agreement or arrangement would have a material adverse effect on Applicant.

6.  Pledge and Assignment of Security.  (a) All obligations and liabilities of Applicant to Bank in respect of any and all Credits issued hereunder (if any) and under this Agreement and the Credit Agreement, whether matured or unmatured, absolute or contingent, now existing or hereafter incurred (“Obligations”) are subject to the security interest granted by the Applicant under the Collateral Agreement.

(b) To the extent Bank honors a presentation for which Bank remains unpaid, Bank may assert rights of Applicant and Applicant shall cooperate with Bank in its assertion of Applicant’s rights against the beneficiary, the beneficiary’s rights against Applicant and any other rights that Bank may have by subordination, subrogation, reimbursement, indemnity or assignment.

(c) If Bank shall agree to honor (accept) Drawing Documents under a Credit on a time draft or deferred payment basis, Applicant shall not take possession of the Drawing Documents or the underlying Property except for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with such Property in a manner preliminary to its sale or exchange. An Instruction to release any such Drawing Document or Property shall be deemed a representation by Applicant to Bank that Applicant seeks such release for one of said purposes.  In each such case, Applicant immediately shall apply the sale proceeds of such Property to the Obligations relating to the applicable Credit.

7.  Events of Default; Obligations Due; Remedies. (a) Each of the following shall be an “Event of Default” under this Agreement: (i) Applicant shall fail to pay (x) any of the fees specified in the Fee Letter within three (3) Business Days after when due, (y) any reimbursement obligations under Section 2(a)(i) hereof when due, or (z) any other sum payable hereunder within three (3) Business Days when due; (ii) Applicant shall fail to perform any (x) covenant set forth in Section 9 of the Credit Agreement or Section 4 of the Collateral Agreement or (y) any other agreement contained herein or in the Credit Agreement and such failure shall continue for fifteen (15) days after Bank has given written notice of such failure to Applicant; (iii) there shall be commenced against Applicant any proceeding for enforcement of a money judgment in amount exceeding $10,000,000, which judgment is not paid or proceeding shall not have been stayed on appeal, unbonded or undismissed within fifteen (15) Business Days; (iv) any statement and representations and warranties made under or in connection with this Agreement or the Credit Agreement or any financial statement or certificate delivered in connection herewith or therewith shall have been incorrect, as the result of misstatement or omission, in any material respect when made or deemed made; (v) the dissolution or termination of Applicant; (vi) any Indebtedness of Applicant in an aggregate principal amount exceeding $10,000,000 to any Person shall not be paid or performed when due or any event or condition shall occur that shall result in any such Indebtedness becoming due prior to its scheduled maturity or settlement date or permits (with or without the giving of notice, the lapse of time or both) the holder of such Indebtedness to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity or settlement date; (vii) Applicant shall generally not be able to pay its debts as they become due, shall make a general assignment for the benefit of creditors, or a petition in bankruptcy shall be filed by or against Applicant or any proceeding shall be instituted by or against Applicant for any relief under any bankruptcy or insolvency laws or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extensions (and which, in the case of an such petition or proceeding instituted against Applicant, has not been dismissed within sixty (60) days after the filing or institution thereof, as applicable) or if any governmental authority or any court at the instance of any governmental authority shall take possession of any substantial part of the property of Applicant or shall assume control over the affairs or operations of Applicant, or if a receiver or custodian shall be appointed for, or a writ or order of attachment or garnishment shall be issued or made against, any of the property or assets of Applicant or Applicant shall indicate that any of the foregoing has occurred or will occur; or (viii) there shall occur a Change of Control.

For the purposes hereof:  "Change in Control" means, at any time, either (i) the board of directors of Applicant shall cease to consist of a majority of the Continuing Directors (for the purposes hereof, “Continuing Directors" means directors of Applicant who are in office on the date hereof and each other director whose nomination for election to the board of directors of Applicant is recommended by a majority of the then Continuing Directors) or (ii) any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) other than Greenlight Capital Re, Ltd. or any affiliate of Greenlight Capital Re, Ltd. shall acquire a majority of the voting power represented by Applicant’s outstanding capital stock entitled to vote in the election of directors of Applicant.

(b) Upon the occurrence and during the continuance of an Event of Default, all of the Obligations shall be immediately due and payable upon notice to Applicant by Bank (whether or not a drawing or claim had in fact been made or paid); provided that upon the occurrence of an Event of Default described in Section 7(vii) all of the Obligations shall be immediately due and payable (whether or not a drawing or claim had in fact been made or paid).

8.  Electronic Transmissions. Bank is authorized to accept and process any Application and any amendments, transfers, assignments of proceeds, Instructions, consents, waivers and all documents relating to the Credit or the Application which are sent to Bank by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Applicant.  Bank may, but shall not be obligated to, require authentication of such electronic transmission or that Bank receives original documents prior to acting on such electronic transmission.  If it is a condition of the Credit that payment may be made upon receipt by Bank of an electronic transmission advising negotiation, Applicant hereby agrees to reimburse Bank on demand for the amount indicated in such electronic transmission advice, and further agrees to hold Bank harmless if the documents fail to arrive, or if, upon the arrival of the documents, Bank should determine that the documents do not comply with the terms and conditions of the Credit.

9.  Jurisdiction; Waiver of Jury Trial.  (a) Each of Applicant and Bank  submits to the nonexclusive jurisdiction of any state or federal court located in the Borough of Manhattan, City of New York, State of New York, for itself and its Property and agrees that any such court shall be a proper forum for any action or suit brought by the other party hereto.  Service of process in any legal action or proceeding arising out of or in connection with this Agreement, any Instruction or any Credit may be made upon Applicant by mailing a copy of the summons to Applicant either at the address set forth in the applicable Application or in the Credit Agreement.

(b) No legal action or proceeding arising out of or in connection with this Agreement, any Instruction or any Credit may be brought by any party against the other party except in a state or federal court located in the Borough of Manhattan, City of New York, State of New York.

(c) EACH OF BANK AND APPLICANT WAIVES (I) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING IN WHICH BANK AND APPLICANT ARE PARTIES (WHETHER OR NOT THE ONLY PARTIES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUCTION OR ANY CREDIT AND (II) THE RIGHT TO INTERPOSE ANY CLAIM, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION.

10.  Applicable Law; Severability. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.  The UCP and the ISP are incorporated by reference into this Agreement and are evidence of Standard Letter of Credit Practice with respect to matters covered therein provided, however, that to the extent permitted by applicable law, this Agreement shall prevail in case of a conflict between this Agreement, the Uniform Commercial Code (the “Code”), and/or Standard Letter of Credit Practice and the UCP shall prevail in case of conflict between the UCP and the Code or other Standard Letter of Credit Practice if the Credit is a standby Credit governed by the UCP, and the ISP shall prevail in case of a conflict between the ISP and the Code and other Standard Letter of Credit Practice if the Credit is a standby Credit governed by the ISP. Any provisions of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, Applicant hereby waives any provision of law, which prohibits or renders unenforceable any provision of this Agreement.

11.  No Third Party Benefits; Successor; Assignment; Integration; Delivery by Facsimile; Notices.  This Agreement shall be binding upon and inure to the benefit of Bank and Applicant and their respective successors and permitted assigns. This Agreement shall not confer any right or benefit upon any Person other than the parties to this Agreement, the Indemnified Persons and their respective successors and permitted assigns.  Bank may assign or sell participations in all or any part of any Credit or this Agreement to another entity and Bank may disseminate credit information relating to the Applicant in connection with any proposed participation; provided that, prior to any such dissemination or other disclosure, each proposed participant shall agree to be subject to the same confidentiality obligations applicable to Bank with respect to any confidential information related to Applicant and shall enter into a confidentiality agreement to such effect with Bank under which Applicant is designated a third party beneficiary with the right to enforce the terms of such confidentiality agreement..  Applicant may not assign this Agreement without the prior written consent of Bank.  This Agreement may be signed and delivered by facsimile transmission. Notices to Bank shall be sent to the address of Bank as set forth on the Credit and shall be delivered by hand, overnight courier or certified mail, return receipt requested. Notices to Applicant shall be sent to the address set forth below the signature line hereto.  THIS AGREEMENT CONSTITUTES THE ENTIRE CONTRACT AND FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

12.  Continuing Agreement.  This Agreement is a continuing agreement and may not be terminated by Applicant except upon (i) thirty (30) days’ prior written notice of such termination by Applicant to Bank at the address of Bank set forth on the most recent Credit issued hereunder, (ii) payment of all Obligations and (iii) the expiration or cancellation of all Credits issued hereunder.  Notwithstanding the foregoing sentence, if a Credit is issued in favor of a sovereign or commercial entity, which is to issue a guarantee or undertaking on Applicant’s behalf in connection therewith, or is issued as support for such a guarantee, the Applicant shall remain liable with respect to such Credit until Bank is fully released in writing by such entity.

13.   Survival.  The provisions of Sections 2, 4, 6, 9, 10, 12 and 13 shall survive and remain in full force and effect regardless of the consummation of any transactions contemplated hereby, the reimbursement or repayment of any drawings or Obligations, the expiration or termination of the Credits or the termination of this Agreement or any provision hereof.

15.  Limitation of Interest and Other Charges.  Applicant and Bank intend to conform strictly to the applicable usury laws, if any, now or hereafter in force with respect to this Agreement.  To such end: the aggregate of all interest and other charges constituting interest under such applicable usury laws and contracted for, chargeable or receivable under this Agreement shall never exceed the maximum amount of interest, nor produce a rate in excess of the maximum contract rate of interest, that Bank is authorized to charge Applicant under such applicable usury laws.

16. Confidentiality.  Bank agrees to take and to cause its affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided by Applicant or any of its affiliates under this Agreement or any other agreement or document relating to any Credit (“Information”), and neither it nor any of its affiliates shall use any Information other than in connection with or in enforcement of this Agreement and the other agreements and  documents relating to any Credit except to the extent the Information (x) was or becomes generally available to the public other than as a result of a disclosure by Bank or its affiliates, (y) is provided to Bank from a source other than Applicant, which source is not known by Bank to have furnished such information in violation of any obligation or duty of confidentiality owed to Applicant; provided, further that, Bank may disclose Information (i) at the request or pursuant to any requirement of any governmental authority to which Bank is subject, and will use all reasonable endeavours in each case to give prior notice to Applicant unless prohibited by law or the rules governing the process requiring such disclosure; (ii) pursuant to subpoena or other court process, and will use all reasonable endeavors to give prior notice to Applicant unless prohibited by law or the rules governing the process requiring such disclosure; (iii) when required to do so in accordance with the provisions of any applicable requirement of law, and will use all reasonable endeavours to give prior notice to Applicant unless prohibited by law or the rules governing the process requiring such disclosure; (iv) to the extent reasonably required in connection with the exercise of any remedy hereunder or any other agreement or document relating to any Credit; and (v) to Bank’s independent auditors and other professional advisors who agree or are directed to maintain the confidentiality of the Information.

17.  MISCELLANEOUS.

Installments.  If the Credit is issued subject to UCP 500 or 600, unless otherwise agreed, in the event that any installment of the Credit is not drawn within the period allowed for that installment, the Credit may continue to be available for any subsequent installments in the sole discretion of the Bank, notwithstanding Article 41 of UCP 500 or Article 32 of UCP 600.

Auto Extend Notice.  If the Credit provides for automatic extension without amendment, Applicant agrees that it will notify Bank in writing at least thirty (30) days prior to the last day specified in the Credit by which Bank must give notice of non-extension as to whether or not it wishes the Credit to be extended. Any decision to extend or not extend the Credit shall be in Bank’s sole discretion and judgment. Applicant hereby acknowledges that in the event Bank notifies the beneficiary of the Credit that it has elected not to extend the Credit and the beneficiary draws on the Credit after receiving the notice of non-extension, Applicant acknowledges and agrees that Applicant shall have no claim or cause of action against Bank or defense against payment under the agreement for Bank’s discretionary decision to extend or not extend the Credit.

Pending Expiry Notice.  If a Credit's terms and conditions provide that Bank give beneficiary a notice of pending expiration, Applicant agrees that it will notify Bank in writing at least sixty (60) days prior to the last day specified in the Credit by which Bank must give such notice of the pending expiration date as to whether or not it wishes the credit to be extended. In the event Applicant fails to so notify Bank and the Credit is extended, Applicant's Obligations under this Agreement shall continue in effect and be binding on Applicant with regard to the Credit as so extended.

[Remainder of the Page Left Intentionally Blank]

[Signature Page to Follow]

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH HEREIN, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

(Applicant/Obligor)

(Authorized Signature)

(Title)

(Phone)

(Fax)

(Date)

Without limiting the terms above, you are authorized to debit our account no.
with JPMorgan Chase Bank, N.A. for the amount of each drawing and/or your commissions and charges.

THE FOLLOWING IS TO BE EXECUTED IF THE CREDIT IS TO BE ISSUED FOR THE ACCOUNT OF A PERSON OTHER THAN THE PERSON SIGNING ABOVE:

AUTHORIZATION AND AGREEMENT OF ADDITIONAL PARTY NAMED AS ACCOUNT PARTY

To:  THE ISSUER OF THE CREDIT

We join in the above Agreement, naming us as Account Party, for the issuance of the Credit and, in consideration thereof, we irrevocably agree (i) that the above Applicant has sole right to give instructions and make agreements with respect to this Application, the Agreement, the Credit and the disposition of documents, and we have no right or claim against you, any of your affiliates or subsidiaries, or any correspondent in respect of any matter arising in connection with any of the foregoing and (ii) to be bound by the Agreement and all obligations of the Applicant thereunder as if we were a party thereto.  The Applicant is authorized to assign or transfer to you all or any part of any security held by the Applicant for our obligations arising in connection with this transaction and, upon any such assignment or transfer, you shall be vested with all powers and rights in respect of the security transferred or assigned to you and you may enforce your rights under this Agreement against us or our Property in accordance with the terms hereof.

(Account Party)

(Authorized Signature)

(Title)

(Phone)

(Fax)

(Date)

Appendix A
To the Application and Agreement for Irrevocable Standby Letter of Credit
(To be completed by Account Party/Applicant/Correspondent Bank)

This Appendix will remain in effect until further notice in writing is received by the JPMorgan Chase Bank, N.A. from the Account Party/Applicant/Correspondent Bank.  Changes to this Appendix require a new Appendix A to be executed and delivered to JPMorgan Chase Bank, N.A.

A) In the event JPMorgan Chase Bank, N.A. issues or amends a Standby Letter of Credit ("Credit"), any one of the following individual(s) shall be authorized to sign on the behalf of:

(Print Name of Account Party/Applicant/Correspondent Bank)

(Printed Name)	(Title)	(Authorized Signature)	(Date)

(Printed Name)	(Title)	(Authorized Signature)	(Date)

B) In regards to Standby Letters of Credit ("Credit"), JPMorgan Chase Bank, N.A. may accept and rely on instructions including without limitation, (a) waiving of discrepancies, (b) mailings/returning documents, (c) changing Credit terms and conditions prior to issuance, and amendments to Credits which do not extend, increase or change the tenor of the draft(s) transmitted by the following authorized representatives of:

(Print Name of Account Party/Applicant/Correspondent Bank)

(Printed Name)	(Title)	(Authorized Signature)	(Date)

(Printed Name)	(Title)	(Authorized Signature)	(Date)

(Printed Name)	(Title)	(Authorized Signature)	(Date)

C) Signature Verification (To be completed by “Bank”):
The above individual(s) is/are authorized to execute and sign applications, amendments and instructions on behalf of the Account Party/Applicant/Correspondent Bank.

(Print Relationship Manager “RM” Name)	(“RM” Title)	(“RM” Authorized Signature)	(Date)